EXECUTION COPY

Exhibit 4.15

Contribution and Amendment Agreement

This Contribution and Amendment Agreement (this “Agreement”) is made and entered into as of August , 2007, by and among Longtop Financial Technologies Limited, a company incorporated under the laws of the Cayman Islands whose registered office is located at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (“Longtop Cayman”); Longtop Financial Technologies Limited, a company incorporated under the laws of the British Virgin Islands (IBC No. 412947) whose registered office is located at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Longtop BVI”); and the “Shareholders” identified as such on Schedule A hereto (the “Shareholders”).

WHEREAS, the Shareholders are the record and beneficial owners of all of the issued and outstanding share capital of Longtop BVI in the respective types and amounts set forth on Exhibit A (all such share capital in the aggregate, the “Longtop BVI Shares”);

WHEREAS, the Shareholders wish to contribute all of their respective right, title and interest in and to the Longtop BVI Shares to Longtop Cayman (the “Contribution”), in exchange for such number and comparable type of shares of the share capital of Longtop Cayman as are set forth on Exhibit B attached hereto (all such share capital in the aggregate, the “Longtop Cayman Shares”);

WHEREAS, Longtop Cayman wishes to issue the Longtop Cayman Shares to the Shareholders in the amounts set forth on Exhibit B attached hereto, in exchange for the Contribution by the Shareholders;

WHEREAS, additional 63,904 Series B Preferred Shares of Longtop Cayman are included in Exhibit B as compared to Exhibit A, which additional Series B Preferred Shares represent a correction to the number of the Series B Preferred Shares of Longtop BVI outstanding to reflect the intended capitalization of Longtop BVI following the closing of the sale of the Series B Preferred Shares of Longtop BVI based on the number of equity shares of Longtop BVI outstanding as of such closing on a fully diluted basis; and

WHEREAS, the parties hereto intend that the transactions contemplated hereby qualify as a tax-free reorganization under Section 368 of the U.S. Internal Revenue Code of 1986, as amended.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are each hereby acknowledged, the parties do hereby agree as follows:

ARTICLE I

CONTRIBUTION AND SHARE ISSUANCE

Section 1.1. Representation as to Title and Authority. Each Shareholder hereby represents and warrants to the other parties hereto that such Shareholder is the record and beneficial owner of the Longtop BVI Shares identified on Exhibit A as held by such Shareholder, that such Longtop BVI Shares are not subject to any Encumbrance, and that such Shareholder has all authority and power to contribute such Longtop BVI Shares to Longtop Cayman hereunder.

Section 1.2 Contribution. Each Shareholder does hereby contribute, transfer, and assign to Longtop Cayman all of such Shareholder’s right, title and interest in and to the Longtop BVI Shares, free and clear of any Encumbrances.

Section 1.3. Issuance of Longtop Cayman Shares. Longtop Cayman does hereby accept the contribution, transfer and assignment of the Longtop BVI Shares pursuant to Section 1.2, and in consideration thereof, does hereby issue to each Shareholder that number and type of the share capital of Longtop Cayman are as set forth opposite such Shareholder’s name on Exhibit B. By way of illustration: (a) for each Ordinary Share of Longtop BVI contributed by a Shareholder to Longtop Cayman pursuant to Section 1.2, such Shareholder shall be issued one Ordinary Share of Longtop Cayman pursuant to this Section 1.3; (b) for each Series A Preferred Share of Longtop BVI contributed by a Shareholder to Longtop Cayman pursuant to Section 1.2, such Shareholder shall be issued one Series A Preferred Share of Longtop Cayman pursuant to this Section 1.3; and (c) for each Series B Preferred Share of Longtop BVI contributed by a Shareholder to Longtop Cayman pursuant to Section 1.2, such Shareholder shall be issued, pursuant to this Section 1.3, (i) one Series B Preferred Share of Longtop Cayman, plus (ii) 0.024846 additional Series B Preferred Shares of Longtop Cayman (or an aggregate of additional 63,904 Series B Preferred Shares of Longtop Cayman) which represent the corrective issuance of additional Series B Preferred Shares as described in the fourth “WHEREAS” clause of this Agreement.

Section 1.4 Options. The parties acknowledge that options to acquire 2,593,660 Ordinary Shares of Longtop BVI have been granted to employees, advisors or consultants of Longtop BVI or its affiliates and are outstanding, pursuant to the Longtop Financial Technologies Limited 2005 Long Term Incentive Plan (the “BVI Plan”) under which 5,700,000 Ordinary Shares of Longtop BVI are reserved for issuance. Pursuant to Section 4.2 of the BVI Plan, Longtop BVI is, simultaneously herewith, modifying the terms of such options such that such options shall no longer be exercisable for Ordinary Shares of Longtop BVI, but instead for identical amounts of Ordinary Shares of Longtop Cayman. In addition, Longtop BVI hereby further modifies the BVI Plan such that any future award(s) under the BVI Plan shall be granted by the Board of Directors of Longtop Cayman or its compensation committee and shall be granted in, or exercisable for, Ordinary Shares of Longtop Cayman. Longtop Cayman hereby agrees to reserve 5,700,000 Ordinary Shares of Longtop Cayman for issuance pursuant to the BVI Plan. Each Shareholder consents to and approves such modifications by Longtop BVI and such share reservation by Longtop Cayman.

Section 1.5 Result of Transactions. The parties hereby agree and acknowledge that as a result of the transactions described in the foregoing Sections 1.2, 1.3 and 1.4, inclusive (the “Transactions”): (a) Longtop Cayman is the sole shareholder of all of the issued and outstanding share capital of Longtop BVI, as reflected, including by type and amount, on Exhibit C hereto; and (b) the Shareholders are the sole shareholders of all of the issued and outstanding share capital of Longtop Cayman, as reflected, including by type and amount, on Exhibit B hereto.

Section 1.6 “Check-the-Box” Election by Longtop BVI. Longtop BVI hereby agrees that, immediately after this Agreement is fully executed, Longtop BVI shall file a Form 8832 with the U.S. Internal Revenue Service to elect to be disregarded as a separate entity for U.S. tax purposes, such election to take effect two (2) business days after completion of the transactions contemplated by this Article I hereof. Longtop Cayman hereby agrees to provide, or cause Longtop BVI to provide, such information concerning Longtop Cayman, Longtop BVI and their affiliates, as the case may be, as any Shareholder may reasonably request in order to comply with US tax filing requirements, if any, of such Shareholder as a result of the transactions contemplated by Article I hereof.

ARTICLE II

CONSENT AND WAIVER; FURTHER ASSURANCES

Section 2.1 Consent and Waiver. The parties acknowledge and agree that: (a) any and all consents or approvals of the parties required under any shareholders’ or other agreement or under the Articles of Association or other charter documents of Longtop BVI in connection with the execution and delivery of this Agreement, or the Transactions, are hereby deemed given by each of the parties; and (b) to the extent that the execution and delivery of this Agreement, or any of the Transactions, violates or is inconsistent with any provision of any such agreement, Articles of Association or other charter documents, such violation or inconsistency, and the parties’ rights with respect thereto, are hereby waived.

Section 2.2 Further Assurances. The Shareholders do hereby agree and covenant that from and after the date hereof, they shall take all actions reasonably requested of them by Longtop Cayman or Longtop BVI to implement, confirm or ratify the Transactions and to otherwise carry out the intent of this Agreement.

ARTICLE III

INDEMNITY; DISPUTE RESOLUTION

Section 3.1 Indemnity. Each Shareholder hereby agrees to indemnify, defend and hold harmless Longtop Cayman, Longtop BVI, and their respective employees, officers, directors, stockholders, partners and representatives from and against any losses, assessments, claims, damages, liabilities, costs and expenses (including without limitation attorneys’ fees and disbursements) which arise out of or relate to any misrepresentation in, breach of or failure to comply with, any of the representations, warranties, covenants or agreements of such Shareholder contained in this Agreement.

Section 3.2 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by arbitration administered by the International Chamber of Commerce (“ICC”) in accordance with its International Arbitration Rules. The arbitration shall be the sole and exclusive forum for resolution of such dispute, controversy or claim, and the award rendered shall be final and binding. Judgment on the award rendered may be entered in any court having jurisdiction thereof. The number of arbitrators shall be 3, one of whom shall be appointed by the party asserting a claim against the other party or parties, one of whom shall be appointed by the party or parties (acting together), as the case may be, against whom a claim has been asserted, and the third of whom shall be selected by mutual agreement, if possible, within thirty (30) days of the selection of the second arbitrator and thereafter by the administering authority. In the event the party against whom a claim has been asserted fails to appoint the second arbitrator within twenty (20) days after the first arbitrator is appointed by the party asserting a claim, then the administering authority shall select the second and third arbitrators. The language of arbitration shall be the English language and any foreign language documents presented at such arbitration shall be accompanied by an English translation thereof. The arbitration shall be held in New York City. Any award of the arbitrators (i) shall be in writing, (ii) shall state the reasons upon which such award is based and (iii) may include an award of costs, including reasonable attorney’s fees and disbursements. The arbitrators shall have no authority to award punitive damages or any other damages not measured by the prevailing party’s actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement. Any party may make an application to the arbitrators seeking injunctive relief to maintain the status quo until such time as the arbitration award is rendered or the dispute, controversy or claim is otherwise resolved. Any party may apply to any court having jurisdiction hereof and seek injunctive relief in order to maintain the status quo until such time as the arbitration award is rendered or the dispute, controversy or claim is otherwise resolved.

ARTICLE IV

AMENDMENT OF CERTAIN AGREEMENTS

Section 4.1 Reference to Certain Documents. Reference is hereby made to (1) that certain Longtop Financial Technologies Limited Amended and Restated Investors’ Rights Agreement dated as of December 19, 2006 by and between Longtop BVI and shareholders of Longtop BVI listed on the Schedule A hereto (the “Investors’ Rights Agreement”); (2) that certain Amended and Restated First Refusal and Co-Sale Agreement dated as of December 19, 2006, by and between Longtop BVI and shareholders of Longtop BVI listed on the Schedule A hereto; (3) that certain Longtop Financial Technologies Limited Series B Preferred Share Purchase Agreement dated as of December 19, 2006, by and between Longtop BVI and the investors listed on the Schedule A attached thereto (the “Series B Investors”) (the “Series B Purchase Agreement”); (4) that certain Subscription and Shareholders Agreement relating to Longtop Financial Technologies Limited dated as of November 5, 2004, by and between Longtop BVI, Cathay IT Financial Services Limited, Bloomwell International Limited, Concentra Holdings Limited, Jia Xiao Gong, Cathay Capital Holdings, L.P., as amended on June 13, 2006, December 19, 2006 and June     , 2007; (5) that certain Waiver of and Agreement to Terminate Certain Provisions of Subscription Agreement dated as of June     , 2007 by and between Longtop BVI, Cathay IT Financial Services Limited, Cathay Capital Holdings, L.P., and all the other Shareholders, and (6) Management Rights Agreement between Longtop BVI and Tiger Global Private Investment Partners IV, L. P., dated as December 19, 2006. The agreements identified in the foregoing clauses (1) through (6), inclusive, are referred to herein as the “Subject Agreements.”

Section 4.2 Effective as of the date hereof, all of the parties hereto acknowledge and agree that Longtop BVI is no longer a party to any of the Subject Agreements and Longtop Cayman has become party, to the Subject Agreements.

Section 4.3 All references to Longtop BVI, where appearing in the Subject Agreements (including without limitation in the signature pages thereof) shall be deemed to be references to Longtop Cayman.

Section 4.4 Effective as of the date hereof, all of the parties hereto acknowledge and agree that Section 2.4(d) of the Investors’ Rights Agreement is hereby amended by replacing the number “2,000,000” which appears on two occasions thereunder, with the number “5,700,000.”

Section 4.5 Each of Derek Palaschuk and Wisdom Legend Investment Limited hereby confirms and agrees that he or it is an “Ordinary Shareholder” party to the Subject Agreements identified in clauses (1) and (2) of Section 4.1 hereof and is bound by all the terms and conditions thereunder.

Section 4.6 Each of the Series B Investors hereby acknowledges and agrees that, subject to the issuance of Series B Preferred Shares of Longtop Cayman pursuant to Section 1.3 hereof and as a result of the corrective issuance of additional Series B Preferred Shares as described in the fourth WHEREAS clause of this Agreement, the effective purchase price of such Series B Preferred Shares under the Series B Purchase Agreement shall be US$9.4185 per share.

ARTICLE V

MISCELLANEOUS

Section 5.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing and overnight express mail or courier delivery, but excluding ordinary mail delivery) and shall be given to the address or facsimile number set forth in this Agreement hereto or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other Parties in the manner provided in this Section.

If to Longtop BVI or Longtop Cayman:

Address:	Chuangxin Buildings, Tower A, 15th Floor
Xiamen Software Park
Xiamen, 361005
PRC
Fax no.:	(86) 592-239-8222
Attn.:	Ms. Chen Ni

With a copy to:

Goulston & Storrs, PC
400 Atlantic Avenue
Boston, MA 02110
USA
Attn:	Timothy B. Bancroft
Fax no:	(617) 574-7568

And if to any Shareholder, to such Shareholder at the address, or fax number, as the case may be, of such Shareholder on the records of Longtop Cayman from time to time.

All such notices, requests and other communications shall be deemed received (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, and (ii) if given by overnight express mail or courier delivery or any other means permitted by this Section, when received; provided, however, that if the date of receipt hereunder is not a Business Day, the notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 5.2 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is executed by each of the parties. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 5.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties; provided, however, that no Shareholder may assign or transfer any of his or its rights or obligations hereunder without the prior written consent of Longtop Cayman.

Section 5.4 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and any such term or provision to the extent determined to be invalid, illegal or unenforceable shall be replaced by a valid, legal and enforceable provision that comes as close as possible to carrying out the. intent and effect of the defective term or provision.

Section 5.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

Section 5.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The English language text of this Agreement shall prevail over any translation thereof.

Section 5.7 Headings Descriptive. The headings of the several articles and sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 5.8 Integration. This Agreement (including the Schedules hereto, which are incorporated herein and made an integral part hereof) and the other agreements among two or more parties hereof relating to the subject matter hereof constitute the entire and only agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements commitments or understandings, whether written or verbal, that the Parties hereto or thereto may have had with respect to the subject matter thereof.

Section 5.9 Certain Defined Terms. As used herein: (1) “Encumbrance” shall mean any mortgage, charge, pledge, lien, equities, hypothecation or other encumbrance, priority or security interest, deferred purchase, title retention, leasing, sale-and-repurchase or sale-and-leaseback arrangement whatsoever over or in any property, assets or rights of whatsoever nature and includes any agreement for any of the same; (2) “Business Day” means any day that commercial banks are open for ordinary banking transactions in New York City, New York USA.

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IN WITNESS whereof, the parties hereto have duly executed this Agreement the day and year first above written.

LONGTOP FINANCIAL TECHNOLOGIES LIMITED, a British Virgin Islands company

By	/s/ Weizhou Lian
Name:
Title
Address:

LONGTOP FINANCIAL TECHNOLOGIES LIMITED, a Cayman Islands company

By	/s/ Weizhou Lian
Name:
Title
Address:

SIGNATURE PAGE TO THE CONTRIBUTION AGREEMENT

FOR LONGTOP FINANCIAL TECHNOLOGIES LIMITED

ORDINARY SHAREHOLDERS

WELL ACTIVE INTERNATIONAL LIMITED

By	/s/ Weijie Zhang
Name:
Title
Address:

BLOOMWELL INTERNATIONAL LIMITED (BVI)

By	/s/ Xiaogong Jia
Name:
Title
Address:

CONCENTRA HOLDINGS LIMITED (BVI)

By	/s/ Weizhou Lian
Name:
Title
Address:

WISDOM LEGEND INVESTMENT LIMITED

By	/s/ Zhenghong Yang
Name:
Title
Address:

/s/ Derek Palaschuk
Derek Palaschuk
Address:

SIGNATURE PAGE TO THE CONTRIBUTION AGREEMENT

FOR LONGTOP FINANCIAL TECHNOLOGIES LIMITED

TIGER GLOBAL PRIVATE INVESTMENT PARTNERS IV, L.P.

By:	Tiger Global PIP Performance IV, L.P
its	General Partner

By:	Tiger Global PIP Management IV, Ltd.
Its	General Partner

By	/s/ Scott Shleifer
Name:	Scott Shleifer
Title	Managing Director
Address:	101 Park Avenue, 48th Floor
New York, NY 10178

SIGNATURE PAGE TO THE CONTRIBUTION AGREEMENT

FOR LONGTOP FINANCIAL TECHNOLOGIES LIMITED

TIGER GLOBAL PRIVATE INVESTMENT PARTNERS III, L.P.

By:	Tiger Global PIP Performance III, L.P,
its	General Partner
By:	Tiger Global PIP Management III, Ltd.,
its	General Partner

By	/s/ Scott Shleifer
Name:	Scott Shleifer
Title	Managing Director
Address:	101 Park Avenue, 48th Floor
New York, NY 10178

SIGNATURE PAGE TO THE CONTRIBUTION AGREEMENT

FOR LONGTOP FINANCIAL TECHNOLOGIES LIMITED

/s/ Scott Shleifer
Scott Shleifer
Address:	101 Park Avenue, 48th Floor
New York, NY 10178

/s/ Feroz Dewan
Feroz Dewan
Address:	101 Park Avenue, 48th Floor
New York, NY 10178

/s/ Lee Fixel
Lee Fixel
Address:	101 Park Avenue, 48th Floor
New York, NY 10178

SIGNATURE PAGE TO THE CONTRIBUTION AGREEMENT

FOR LONGTOP FINANCIAL TECHNOLOGIES LIMITED

CATHAY IT FINANCIAL SERVICES LIMITED

By	/s/ Paul Wolansky
Name:	Paul Wolansky
Title	Director
Address:	1 Dock Street
Stamford, CT 06902, U.S.A.

SIGNATURE PAGE TO THE CONTRIBUTION AGREEMENT

FOR LONGTOP FINANCIAL TECHNOLOGIES LIMITED

Schedule A

Shareholders of Longtop BVI

Tiger Global Private Investment Partners III, L. P.

Tiger Global Private Investment Partners IV, L. P.

Soctt Shleifer

Feroz Dewan

Lee Fixel

Cathay IT Financial Services Limited

Well Active International Limited

Bloomwell International Limited (BVI)

Concerntra Holdings Limited (BVI)

Derek Palaschuk

Wisdom Legend Investment Limited

Exhibit A:

Name of Shareholder and Type and Amount of Longtop BVI Shares Held by Each

Shareholder

Shareholder	Ordinary Shares Held	Series A Preferred Shares Held	Series B Preferred Shares Held
Bloomwell International Limited	7,160,000.00
Concentra Holdings Limited	3,000,000.00
Cathay ITFinancial Services Limited	5,000,000.00
Well Active International Limited	3,900,000.00
Derek Palaschuk	200,000.00
Wisdom Legend Investment Limited	543,511.00
Tiger Global Private Investment Partners III, L.P.		4,028,000.00
Scott Shleifer		128,973.00	78,236.00
Feroz Dewan		69,447.00	42,127.00
Lee Fixel		13,580.00	8,238.00
Tiger Global Private Investment Partners IV, L.P.			2,443,402.00
Options Granted

Total	19,803,511.00	4,240,000.00	2,572,003.00

Exhibit B:

Name of Shareholder and Type and Amount of Longtop Cayman Shares to be Issued to

Each Shareholder

Shareholder	Ordinary Shares To be Issued	Series A Preferred Shares To be Issued	Series B Preferred Shares To be Issued
Bloomwell International Limited	7,160,000.00
Concentra Holdings Limited	3,000,000.00
Cathay IT Financial Services Limited	5,000,000.00
Well Active International Limited	3,900,000.00
Derek Palaschuk	200,000.00
Wisdom Legend Investment Limited	543,511.00
Tiger Global Private Investment Partners III, L.P.		4,028,000.00
Scott Shleifer		128,973.00	80,180.00
Feroz Dewan		69,447.00	43,174.00
Lee Fixel		13,580.00	8,443.00
Tiger Global Private Investment Partners IV, L.P.			2,504,110.00
Options Granted

Total	19,803,511.00	4,240,000.00	2,635,907.00

Exhibit C:

Ownership of All Issued and Outstanding Share Capital of Longtop BVI Upon

Completion of Transactions

Shareholder	Ordinary Shares Held	Series A Preferred Shares Held	Series B Preferred Shares Held
Longtop Financial Technologies Limited	19,803,511.00	4,240,000.00	2,572,003.00